                         Morgan, Lewis & Bockius LLP
                              Counselors at Law
                            2000 One Logan Square
                    Philadelphia, Pennsylvania 19103-6993
                          Telephone: (215) 963-5000
                             Fax: (215) 963-5299





January 23, 1997

Cephalon, Inc.
145 Brandywine Parkway
West Chester, Pennsylvania 19380

Re:     Cephalon, Inc.
        Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cephalon, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of an aggregate of 1,524,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock"), to be sold by the Selling Stockholders named in the Registration Statement. Of the Shares, 1,440,000 Shares will be issued from time to time upon (i) conversion of the Company's 7% Senior Convertible Notes due 1998 (the "Conversion Shares") to be issued by the Company pursuant to several Note Purchase Agreements, each dated as of January 15, 1997 (the "Purchase Agreements"), between the Company and the purchasers named therein, and (ii) the payment of interest on the Notes in the form of Common Stock in lieu of cash (the "Interest Shares"). In addition, 84,000 Shares (the "Warrant Shares") will be issued from time to time upon exercise of warrants (the "Warrants") by certain of the Selling Stockholders.

In this connection, we have reviewed (a) the Registration Statement; (b) the Company's Restated Certificate of Incorporation and Bylaws; (c) the Purchase Agreements; (d) the Notes; (e) the Warrants; and (f) certain records of the Company's corporate proceedings as reflected in its minute books. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Cephalon, Inc.
January 23, 1997
Page 2



In our opinion, the Conversion Shares and the Interest Shares, when issued pursuant to the terms of the Notes, and the Warrant Shares, when issued pursuant to the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.


Very truly yours,


/s/ MORGAN, LEWIS & BOCKIUS LLP